Exhibit 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901

NEWS RELEASE
November 2, 2015	Analyst Contact:	Susan Allen	203-499-2409
	Media Contact:	Michael West Jr.	203-499-3858

UIL Reports Third Quarter 2015 Earnings
 And Affirms 2015 Earnings Guidance

Today, UIL Holdings Corporation (NYSE: UIL) reported consolidated net income of $15.6 million, or $0.27 per diluted share, in the third quarter 2015, compared to $12.5   million, or $0.22 per diluted share, in the third quarter 2014.  For the first nine months of 2015, consolidated net income was $89.1 million, or $1.55 per diluted share, compared to $77.3 million, or $1.35 per diluted share, for the same period in 2014.

Consolidated earnings for the third quarter and first nine months 2015 and 2014 include certain non-recurring items, which are explained below.

•	Merger-related expenses associated with the pending merger of UIL and Iberdrola USA, Inc. recorded in the third quarter and first nine months of 2015
•	Acquisition-related expenses associated with the now-terminated proposed acquisition of Philadelphia Gas Works recorded in the third quarter and first nine months of 2014
•	Transmission return on equity (ROE) reserves related to ROE proceedings pending at the Federal Energy Regulatory Commission (FERC) recorded in the third quarter and first nine months of 2015 and 2014

Consolidated earnings, excluding the non-recurring items, for the third quarter and nine months ended September 30 were:

	Quarter ended September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Consolidated Earnings	$15.6	$12.5	$3.1	$0.27	$0.22	$0.05

Non-recurring items:
Merger/Acquisition-related expenses	0.4	0.9	(0.5)	0.01	0.01	-
Transmission ROE reserves	0.1	3.2	(3.1)	-	0.06	(0.06)
Consolidated Earnings, excl. non-recurring items	$16.1	$16.6	$(0.5)	$0.28	$0.29	$(0.01)

	Year-to-date September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Consolidated Earnings	$89.1	$77.3	$11.8	$1.55	$1.35	$0.20

Non-recurring items:
Merger/Acquisition-related expenses	4.4	12.8	(8.4)	0.08	0.22	(0.14)
Transmission ROE reserves	2.3	3.2	(0.9)	0.04	0.06	(0.02)
Consolidated Earnings, excl. non-recurring items	$95.8	$93.3	$2.5	$1.67	$1.63	$0.04

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 “Earnings for the third quarter 2015, excluding non-recurring items, were relatively flat,” commented James P. Torgerson, UIL’s president and chief executive officer.  “The increase in year-to-date earnings, excluding non-recurring items, is attributable to a combination of usage from new natural gas heating customers and colder winter weather. We have added almost 6,800 gas heating customers through September 2015 and remain on target to reach our 2015 goal of 12,000 conversions.”

Proposed Merger with Iberdrola USA, Inc.

In September, UIL, Iberdrola USA, Inc. (and their related parties) and the CT Office of Consumer Counsel filed a settlement agreement with the CT Public Utilities Regulatory Authority (PURA) in its change in control proceeding. And in October, UIL, Iberdrola USA, Inc. (and their related parties), the Attorney General of MA and the MA Department of Energy Resources filed a settlement agreement with the MA Department of Public Utilities in its change in control proceeding.

 “Hearings in CT are complete and the final decision from CT PURA is currently scheduled for December 9th,” added Torgerson.  “Our filing in MA requested MA DPU approval by December 18th. We continue to expect the transaction to close by year-end 2015, following shareowner approval and receipt of all regulatory approvals.”

Electric Distribution

The electric distribution business earned $18.1 million, or $0.31 per diluted share, in the third quarter 2015, compared to $17.9 million, or $0.31 per diluted share, in the third quarter 2014.  For the first nine months of 2015, the electric distribution business earned $39.9 million, or $0.70 per diluted share, compared to $43.1 million, or $0.75 per diluted share, for the same period in 2014.  The decrease in earnings for the first nine months was primarily due to higher employee-related expenses, depreciation and amortization expenses as well as adjustments associated with the completion of the Internal Revenue Service’s examination of income tax years 2009-2012.

Electric Transmission

The electric transmission business earned $8.4 million, or $0.15 per diluted share, in the third quarter 2015, compared to $5.5 million, or $0.10 per diluted share, in the third quarter 2014.  For the first nine months of 2015, the electric transmission business earned $22.7 million, or $0.39 per diluted share, compared to $23.1 million, or $0.40 per diluted share, for the same period in 2014.

Electric transmission earnings, excluding the non-recurring transmission ROE reserves discussed above, for the third quarter and nine months ended September 30 were:

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	Quarter ended September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Transmission	$8.4	$5.5	$2.9	$0.15	$0.10	$0.05
Transmission ROE reserves	0.1	3.2	(3.1)	-	0.06	(0.06)
Electric Transmission, excl. non-recurring item	$8.5	$8.7	$(0.2)	$0.15	$0.16	$(0.01)

	Year-to-Date September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Transmission	$22.7	$23.1	$(0.4)	$0.39	$0.40	$(0.01)
Transmission ROE reserves	2.3	3.2	(0.9)	0.04	0.06	(0.02)
Electric Transmission, excl. non-recurring item	$25.0	$26.3	$(1.3)	$0.43	$0.46	$(0.03)

 The decrease in earnings for both the third quarter and first nine months of 2015 was primarily due to a lower ROE as a result of the transmission ROE proceedings pending at the FERC.

Gas Distribution

The gas distribution businesses incurred a loss, consistent with the seasonal nature of the gas business, of $7.4 million, or $0.13 per diluted share, in the third quarter 2015, compared to a loss of $6.5 million, or $0.11 per diluted share, in the third quarter 2014. The increased loss was primarily due to increased uncollectible expense and employee-related expenses, partially offset by usage from new gas heating customers.

For the first nine months of 2015, the gas distribution businesses earned $35.2 million, or $0.61 per diluted share, compared to $30.3 million, or $0.53 per diluted share, in the same period in 2014.  The increase in earnings was primarily due to colder weather, usage from new gas heating customers and lower uncollectible expense (even though uncollectible expense was higher for the quarter), partially offset by higher employee-related expenses.

The gross margin impacts from weather, normalized usage per customer and customer growth are presented in the table below:

Estimated Impact of Weather, NUPC and Customer Growth
(In Thousands)
	3Q '15 vs. 3Q '14 Gross Margin favorable/(unfavorable)	YTD '15 vs. YTD '14 Gross Margin favorable/(unfavorable)
Weather(1)	$35	$6,185
Normalized usage per customer	(760)	(2,599)
Decoupling adjustment	733	(1,471)
Subtotal	$8	$2,115
Customer Growth	2,614	6,254
Total	$2,622	$8,369

(1)	Excluding weather insurance

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Corporate

Corporate costs were $3.5 million, after-tax, or $0.06 per diluted share, in the third quarter 2015, compared to costs of $4.4 million, after-tax, or $0.08 per diluted share, in the third quarter 2014. For the first nine months of 2015, Corporate costs were $8.7 million, after-tax, or $0.15 per diluted share, compared to costs of $19.2 million, or $0.33 per diluted share, for the same period in 2014.

Corporate costs, excluding the non-recurring merger/acquisition-related expenses discussed above, for the third quarter and nine months ended September 30 were:

	Quarter ended September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Corporate	$(3.5)	$(4.4)	$0.9	$(0.06)	$(0.08)	$0.02
Merger/Acquisition-related expenses	0.4	0.9	(0.5)	0.01	0.01	-
Corporate, excl. non-recurring item	$(3.1)	$(3.5)	$0.4	$(0.05)	$(0.07)	$0.02

	Year-to-Date September 30,
	Net Income (Loss) - $M			Earnings (Loss) per Share - Diluted
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Corporate	$(8.7)	$(19.2)	$10.5	$(0.15)	$(0.33)	$0.18
Merger/Acquisition-related expenses	4.4	12.8	(8.4)	0.08	0.22	(0.14)
Corporate, excl. non-recurring item	$(4.3)	$(6.4)	$2.1	$(0.07)	$(0.11)	$0.04

The decrease in Corporate costs for the third quarter and first nine months of 2015 was primarily due to increased returns on shared capital assets.

Segment details for UIL’s results for the third quarter and first nine months of 2015, compared to the same periods in 2014, are presented in the table below:

	Net Income (Loss) - $M
	Quarter ended September 30,			Year-to-date September 30,
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Distribution	$18.1	$17.9	$0.2	$39.9	$43.1	$(3.2)
Electric Transmission	8.5	8.7	(0.2)	25.0	26.3	(1.3)
Gas Distribution	(7.4)	(6.5)	(0.9)	35.2	30.3	4.9
Operating Companies	19.2	20.1	(0.9)	100.1	99.7	0.4
Corporate	(3.1)	(3.5)	0.4	(4.3)	(6.4)	2.1
Subtotal	$16.1	$16.6	$(0.5)	$95.8	$93.3	$2.5
Merger and acquisition-related expenses	(0.4)	(0.9)	0.5	(4.4)	(12.8)	8.4
Transmission ROE reserves	(0.1)	(3.2)	3.1	(2.3)	(3.2)	0.9
Consolidated Earnings	$15.6	$12.5	$3.1	$89.1	$77.3	$11.8

	Earnings (Loss) Per Share
	Quarter ended September 30,			Year-to-date September 30,
	2015	2014	'15 vs '14	2015	2014	'15 vs '14
Electric Distribution	$0.31	$0.31	$-	$0.70	$0.75	$(0.05)
Electric Transmission	0.15	0.16	(0.01)	0.43	0.46	(0.03)
Gas Distribution	(0.13)	(0.11)	(0.02)	0.61	0.53	0.08
Operating Companies	0.33	0.36	(0.03)	1.74	1.74	-
Corporate	(0.05)	(0.07)	0.02	(0.07)	(0.11)	0.04
Subtotal	$0.28	$0.29	$(0.01)	$1.67	$1.63	$0.04
Merger and acquisition-related expenses	(0.01)	(0.01)	-	(0.08)	(0.22)	0.14
Transmission ROE reserves	-	(0.06)	0.06	(0.04)	(0.06)	0.02
Consolidated Earnings	$0.27	$0.22	$0.05	$1.55	$1.35	$0.20

Avg. Shares - diluted (M)	57.4	57.1		57.4	57.1
Amounts may not add due to rounding
Note: Certain EPS amounts related to the 3Q '14 have been updated to correct for rounding & to conform to the current presentation

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Looking Forward

UIL affirms its consolidated earnings for 2015 in the range of $126-$134 million, or $2.19-$2.34 per diluted share. In addition, UIL affirms its 2015 consolidated earnings, excluding the non-recurring items, of $132-$140 million, or $2.30-2.45 per diluted share. Forecasted earnings for 2015 are summarized in the table below.

Category	Approximate Net Income(1)	EPS - diluted(2)

Electric Distribution	$46 - $54	$0.80 - $0.95

Electric Transmission(3)	$33 - $38	$0.57 - $0.67

Total Electric	$80 - $92	$1.40 - $1.60

Gas Distribution	$54 - $58	$0.95 - $1.02

Operating Companies	$135- $144	$2.35 - $2.52

UIL Corporate	($7)-($5)	($0.13)-($0.08)

Total UIL Holdings, excl. non-recurring items	$132 - $140	$2.30 - $2.45

Non-recurring item - Merger-related expenses(4)	($4)-($4)	($0.08)-($0.08)

Non-recurring item - Regulatory reserves	($2)-($2)	($0.04)-($0.04)

Total UIL Holdings(5)	$126 - $134	$2.19 - $2.34

(1)	Rounded to the nearest million
(2)	Assumes approximately 57.4 million average shares outstanding
(3)	Excludes any adjustments that may result from the FERC ROE complaints
(4)	Merger-related expenses through September 30, 2015; future merger-related expenses and projected impacts of compliance with regulatory settlements/orders excluded
(5)	Expectations are not expected to be additive

Third quarter 2015 earnings conference call

UIL will conduct a webcast conference call with financial analysts on Tuesday, November 3, 2015, beginning at 1:00 p.m. eastern time.  UIL’s executive management will present an overview of the financial results followed by a question and answer session.  Interested parties, including analysts, investors and the media, may listen live via the internet by logging onto the Investors section of UIL’s website at http://www.uil.com. Institutional investors can access the call via Thomson Street Events (www.streetevents.com), a password-protected event management site.

Headquartered in New Haven, Connecticut, UIL Holdings Corporation (NYSE:UIL) is a diversified energy delivery company serving a total of approximately 727,000 electric and natural gas utility customers in 67 communities across two states, with combined total assets of over $5 billion.

UIL Holdings is the parent company for The United Illuminating Company (UI), Connecticut Natural Gas Corporation (CNG), The Southern Connecticut Gas Company (SCG), and The Berkshire Gas Company (Berkshire), each more than 100 years old. UI provides for the transmission and delivery of electricity and other energy related services for Connecticut’s Greater New Haven and Bridgeport areas. SCG and CNG are natural gas distribution companies that serve customers in Connecticut, while Berkshire serves natural gas customers in western Massachusetts. UIL Holdings employs approximately 1,900 people in the New England region. For more information on UIL Holdings, visit http://www.uil.com.

Use of Non-GAAP Measures

UIL Holdings believes that a breakdown presented on a net income and per share basis by line of business is useful in understanding the change in the results of operations of UIL Holdings’ lines of business from one reporting period to another and in evaluating the actual and projected financial performance and contribution of UIL Holdings’ lines of businesses. Earnings per share (EPS) by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by taking the pre-tax amounts determined in accordance with GAAP of each line of business, and applying the effective statutory federal and state tax rate and then dividing the results by the average number of diluted shares of UIL Holdings’ common stock outstanding for the periods presented.  Any such amounts provided are provided for informational purposes only and are not intended to be used to calculate "Pro-forma" amounts.

UIL Holdings also believe presenting earnings excluding certain non-recurring items, including as presented in the net income discussion and in the earnings guidance section, is useful in understanding and evaluating actual and projected financial performance and contribution of UIL Holdings and to more fully compare and explain our results without including the impact of the non-recurring items. Non-GAAP financial measures should not be considered as alternatives to UIL Holdings’ consolidated net income or EPS determined in accordance with GAAP as indicators of UIL Holdings’ operating performance.

Forward-Looking Statements

Certain statements contained in this presentation regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements.  In addition, risks and uncertainties related to our proposed merger with Iberdrola USA include, but are not limited to, the expected timing and likelihood of completion of the pending merger, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the pending merger that could reduce anticipated benefits or cause the parties to abandon the transaction, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that our shareowners may not approve the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed merger in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed merger, the risk that any announcements relating to the proposed merger could have adverse effects on the market price of UIL Holdings’ common stock, and the risk that the proposed transaction and its announcement could have an adverse effect on our ability to retain and hire key personnel and maintain relationships with our suppliers, and on our operating results and businesses generally.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  These risks, as well as other risks associated with the merger, are more fully discussed in UIL Holdings’ preliminary proxy statement/prospectus included in Iberdrola USA’s  Registration Statement on Form S-4, as amended, which was filed with the Securities and Exchange Commission (SEC) in connection with the proposed merger. Additional risks and uncertainties are identified and discussed in our reports filed with the SEC and available at the SEC’s website at www.sec.gov. Forward-looking statements included in this presentation speak only as of the date of this presentation. We do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date of this presentation.

Important Information For Investors And Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between UIL Holdings and Iberdrola USA.  In connection with the proposed merger between UIL Holdings and Iberdrola USA, Iberdrola USA has filed with the SEC a registration statement on Form S-4, as amended, containing a preliminary prospectus of Iberdrola USA and a preliminary proxy statement of UIL Holdings.  UIL HOLDINGS AND IBERDROLA USA URGE INVESTORS AND SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, AS WELL AS ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Iberdrola USA or UIL Holdings may file with the SEC or send to shareholders in connection with the proposed transaction.

You may obtain copies of all documents filed with the SEC regarding the proposed transaction (when available), free of charge, at the SEC’s website (www.sec.gov). Copies of the documents filed with the SEC by UIL Holdings are also available free of charge on UIL Holdings’ website at www.uil.com or by contacting UIL Holdings’ Investor Relations Department at 203-499-2409.  UIL Holdings will mail the definitive proxy statement/prospectus to its shareholders when it becomes available.

Participants in Solicitation

UIL Holdings and its directors and executive officers, and Iberdrola USA and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of UIL Holdings common stock in respect of the proposed transaction. Information about UIL Holdings’ executive officers and directors is set forth in UIL Holdings’ definitive proxy statement for its 2015 Annual Meeting of Shareholders, which was filed with the SEC on April 1, 2015.  Other information regarding the interests of such individuals, as well as information regarding Iberdrola USA’s directors and executive officers, is set forth in the proxy statement/prospectus, which is included in Iberdrola USA’s registration on Form S-4, as amended, filed with the SEC.  You may obtain free copies of these documents as described in the preceding paragraph.

The following are summaries of UIL’s unaudited consolidated financial information for the third quarter and first nine months of 2015:

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(In Thousands except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Operating Revenues	$330,524	$293,026	$1,226,584	$1,198,982

Operating Expenses
Operation
Purchased power	47,041	37,962	180,858	123,771
Natural gas purchased	26,313	30,814	240,934	322,296
Operation and maintenance	111,286	95,251	315,637	290,828
Transmission wholesale	30,272	25,802	67,969	65,777
Depreciation and amortization	40,615	35,578	123,279	112,408
Taxes - other than income taxes	35,196	32,897	108,345	102,974
Merger and acquisition-related expenses	600	570	7,395	6,090
Total Operating Expenses	291,323	258,874	1,044,417	1,024,144
Operating Income	39,201	34,152	182,167	174,838

Other Income and (Deductions), net
Acquisition-related bridge facility fees	-	(849)	-	(15,188)
Other income and (deductions)	4,221	4,336	12,883	12,822
Total Other Income and (Deductions), net	4,221	3,487	12,883	(2,366)

Interest Charges, net
Interest on long-term debt	22,510	22,386	66,952	67,286
Other interest, net	1,286	636	3,922	1,203
	23,796	23,022	70,874	68,489
Amortization of debt expense and redemption premiums	591	619	1,807	1,833
Total Interest Charges, net	24,387	23,641	72,681	70,322

Income from Equity Investments	3,408	3,492	10,284	10,398

Income Before Income Taxes	22,443	17,490	132,653	112,548

Income Taxes	6,811	4,986	43,566	35,276

Net Income	15,632	12,504	89,087	77,272
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	6	6	20	(21)

Net Income attributable to UIL Holdings	$15,626	$12,498	$89,067	$77,293

Average Number of Common Shares Outstanding - Basic	57,150	56,855	57,120	56,827
Average Number of Common Shares Outstanding - Diluted	57,438	57,133	57,420	57,114

Earnings Per Share of Common Stock - Basic:	$0.27	$0.22	$1.56	$1.36

Earnings Per Share of Common Stock - Diluted:	$0.27	$0.22	$1.55	$1.35

Cash Dividends Declared per share of Common Stock	$0.432	$0.432	$0.864	$1.296

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(Thousands of Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net Income	$15,632	$12,504	$89,087	$77,272
Other Comprehensive Income (Loss), net of income taxes
Changes in unrealized gains (losses) related to pension and other post-retirement benefit plans	(64)	(104)	(154)	126
Other	3	(6)	2	3
Total Other Comprehensive Income (Loss), net of income taxes	(61)	(110)	(152)	129
Comprehensive Income	15,571	12,394	88,935	77,401
Less:
Preferred Stock Dividends of Subsidiary, Noncontrolling Interests	6	6	20	(21)
Comprehensive Income Attributable to UIL Holdings	$15,565	$12,388	$88,915	$77,422

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

(thousands of dollars)	September 30, 2015	December 31, 2014
ASSETS
Current assets	$562,667	$670,096
Other investments	138,055	139,972
Net property, plant and equipment	3,485,452	3,292,690
Regulatory assets	683,297	687,198
Goodwill	266,205	266,205
Deferred charges and other assets	36,690	55,774
Total Assets	$5,172,366	$5,111,935

LIABILITIES AND CAPITALIZATION
Current liabilities	$434,804	$495,558
Deferred income taxes	620,009	585,335
Regulatory liabilities	524,077	491,896
Other noncurrent liabilities	474,617	459,476
Total Liabilities	2,053,507	2,032,265

Long-term debt, net of unamortized discount and premium	1,730,306	1,711,349
Preferred stock of subsidiary	119	119
Net common stock equity	1,388,434	1,368,202
Total Capitalization	3,118,859	3,079,670

Total Liabilities and Capitalization	$5,172,366	$5,111,935